Han Kun Law Offices
Suite 4709, Excellence Times Plaza, 4068 Yitian Road, Futian District, Shenzhen 518048, P. R. China
Tel: (86 755) 3680 6500; Fax: (86 755) 3680 65999

To: China SLP Filtration Technology, Inc.

From: Han Kun Law Offices

Date: February 18, 2011

We hereby consent to the use of this letter as an exhibit to the registration statement on Form S-1 of China SLP Filtration Technology, Inc. and to the use of our name under the caption “Legal Matters” in the prospectus included in Amendment No. 6 to the Registration Statement on Form S-1. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,

/s/  Han Kun Law Offices

Han Kun Law Offices

CONFIDENTIALITY. This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail. Thanks.